EXHIBIT 10(rr)

M E M O R A N D U M

December 27, 2010

TO:	[NAME]
FROM:	Rosa Zagorski Corporate Compensation Director
RE:	Amendments to the Change of Control Agreement

In 2004, Congress enacted Section 409A of the Internal Revenue Code, as amended (“Section 409A”), which governs the taxation of deferred compensation arrangements and imposes penalties on employees who are party to compensatory arrangements that do not comply with its requirements.  Your Change of Control Agreement dated January 1, 2008 (the “Agreement”) may provide for deferred compensation within the meaning of Section 409A.  The final regulations to Section 409A necessitate various amendments to your Agreement to ensure compliance with Section 409A.  Failure to make these changes may subject you to a 20% penalty tax on any deferred compensation to which you become entitled.

For purposes of amending the Agreement under the IRS’s documentary compliance program for Section 409A, it is important that this amendment is made no later than December 31, 2010.  Please be advised that we would be making these amendments on your behalf regardless of whether we had entered into the recently-announced merger between Bank of Montreal and Marshall & Ilsley Corporation (the “Company”).

Accordingly, notwithstanding anything to the contrary contained in your Agreement, this Memorandum hereby amends your Agreement to provide that:

•
Where any payment or benefit under your Agreement constitutes a nonqualified deferred compensation arrangement within the meaning of Section 409A, and the payment or benefit is to be made or provided upon a termination of your employment or upon a specified period of time thereafter, such payment or benefit will only be paid or provided to you at the time of your “separation from service” (as defined under Section 409A) or, on the date thereafter as specified in your Agreement or, if you are a “specified employee” as defined under Section 409A, to the extent the date of payment or benefit would otherwise occur prior to the six month anniversary of the date of your “separation from service,” such payment will be accrued and paid (or benefit be delayed and provided) to you on the first business day of the Company that is six months following the date of such “separation from service.”

o
Consistent with the above, if you elect to purchase the car provided to you by the Company or its affiliates pursuant to Section 6(a)(iii) of your Agreement during the 30-day period following the Termination Date and you are a “specified employee” as defined under Section 409A (determined based on the methodology established by the Company as in effect on the Termination Date), you are required to pay the Company the fair market value of the car on such date and the Company will reimburse you for the difference, if any, between the fair market value and the book value of the car (based on the values of the car on the date of purchase) on the first business day of the Company that is six months following the date of your “separation from service.”  In accordance with Section 6(a)(iii) of your Agreement, if you do not purchase the car within 30 days of the Termination Date, you must return the car to the Company.

o
Generally, a “separation from service” means that your employment has completely terminated, or the level of services you are expected to render, whether as an employee or as an independent contractor, is substantially reduced.

o	Generally, a “specified employee” is an officer who is within the top-50 paid employees of the consolidated group of the employer (i.e., M&I or its successor) within a specified time period.

•
For the purposes of providing you medical and dental insurance coverage for the period following your Termination Date set forth under Section 6(a)(ii) of your Agreement, the Company will provide you access to coverage under its plans, practices, policies and programs in accordance with the terms and conditions of Section 6(a)(ii) of your Agreement; provided that such coverage shall be provided on an after-tax basis, meaning that the Company shall report to the appropriate tax authorities the cost of such coverage as taxable income to you.  For the avoidance of doubt and in order to comply with Section 409A, (A) the amount of benefits that the Company is obligated to provide you under Section 6(a)(ii) of your Agreement in any given calendar year will not affect the amount of benefits that the Company is obligated to pay in any other calendar year; and (B) your right to have the Company provide such benefits may not be liquidated or exchanged for any other benefit.

•
Notwithstanding anything to the contrary in Section 8 of your Agreement, any Gross-Up Payment, as determined pursuant to Section 8 of your Agreement, will be paid by the Company to you within five days of the receipt of the Accounting Firm’s determination; provided that, the Gross-Up Payment will in all events be paid no later than the end of the taxable year next following your taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment is remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 8(c) of your Agreement that does not result in the remittance of any federal, state, local and foreign income, excise and social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved.  Furthermore, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for your benefit, all or any portion of any Gross-Up Payment, and you consent to any such withholding.

•
You must execute a Complete and Permanent Release in favor of the Company or its successor, and the rescission period must expire without revocation of such release, within 60 days following the date of your “separation from service” or you will forfeit the compensation and benefits provided under your Agreement that are conditioned upon a release.

•
Where any payment or benefit under your Agreement constitutes a nonqualified deferred compensation arrangement within the meaning of Section 409A, to the extent that (i) you are not a “specified employee” as defined in Section 409A and (ii) such payments would otherwise be paid or provided to you within the 60-day period following the date of your “separation from service,” such payment(s) or benefit(s) shall commence following your execution of the Complete and Permanent Release and the expiration of the applicable rescission period, except where the 60-day period following the date of your separation spans two different calendar years, in which case such payment(s) or benefit(s) will not commence until the later calendar year during the 60-day period.

Capitalized terms not defined herein will have the meaning ascribed to them in your Agreement.

Your Agreement is being amended pursuant to Sections 21 and 23 of your Agreement in order to address the documentary requirements of Section 409A. Accordingly, it is important that you sign and return this letter to Rosa Zagorski by no later than December 31, 2010, but regardless of whether you sign and return this letter, the amendments set forth herein will be effective as of such date.  Except as provided herein, your Agreement shall remain in full force and effect.

If you have any questions about the applicability of the amendments set forth in this Memorandum to your Agreement, you should contact Rosa Zagorski at (414) 765-8351.

ACCEPTED AND AGREED TO

By  __________________________

      [NAME]